EXHIBIT TO ITEM 77D

Touchstone Investment Trust
Policies with Respect to Security Investments for Touchstone
Active Bond Fund


The Board of Trustees of the Touchtone Investment Trust (the "Trust") approved changes in the investment policies of the Touchstone Active Bond Fund (the "Fund"), a series of the Trust, as summarized below and as set forth in Post-Effective Amendment No. 104 to the Registration Statement as filed with the SEC via EDGAR on April 22, 2014 (Accession No. 0001104659-14-029150) and
incorporated by reference herein.


                                   Changes to Investment Policies
Average Effective                  Removed the previous prospectus
Maturity                           disclosure that the Fund expects
                                   to have an average effective
                                   maturity between 5 and 15 years.
Non-investment                     Increased the limit on investment
grade debt                         in non-investment-grade debt
securities                         securities from 20% to 30%
                                   of the Fund's total assets
                                  (including borrowings for
                                   investment purposes).
Foreign debt                       Changed investment in foreign
securities                         debt securities (including emerging
(including emerging                 markets debt securities)
markets)                            from a non-principal to a
                                    principal investment strategy.
                                    The principal strategy expressly
                                    limits investment in the debt
                                    of foreign issuers
                                   (including emerging markets issuers)
                                     to 20% of the Fund's total assets
                                   (including borrowings for
                                    investment purposes).
                                    The new limitation applies to all
                                    foreign-issued debt while the
                                    current limitation applies
                                    only to debt denominated
                                    in non-USD currency.

                                    Removed the investment limitations
                                    in the Statement of Additional
                                    Information of up to 20% in
                                    debt denominated in foreign
                                    currencies and 10%
                                    in emerging market securities,
                                    thus expanding the investment
                                    limitation on emerging market
                                    securities from 10% to 20% of
                                  the Fund's total assets
                                 (including borrowings for
                                  investment purposes).
Derivative                        Changed investment in derivative
investments                       investments from a non-principal
                                  to a principal investment
                                  strategy. Derivatives investments
                                  may include forwards,
                                  futures contracts, swap
                                  agreements, and options.